Exhibit 10.04
UNDER ARMOUR, INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN
Amendment and Restatement
Effective as of August 28, 2025
SECTION 1.
PURPOSE OF THE PLAN

The Human Capital and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Under Armour, Inc. (the “Company”) recognizes the importance of providing certain employees with severance pay and benefits in the event of a Qualifying Termination (as defined in Section 2).
Therefore, in order to fulfill the above purpose, this amendment and restatement of the Executive Change in Control Severance Plan as set forth herein was adopted by the Committee to be effective as of August 28, 2025.
SECTION 2.
DEFINITIONS
Certain terms used herein have the definitions given to them in the first place in which they are used. As used herein, the following words and phrases shall have the following respective meanings:
1.1“Affiliate” means any entity controlled by, controlling or under common control with the Company.
1.2“Annual Base Salary” means the annual base salary paid or payable, including any base salary that is subject to deferral, to the Participant by the Company or any Affiliate at the rate in effect immediately prior to the Date of Termination.
1.3“Annual Bonus” means Participant’s target annual bonus for the fiscal year which includes the Date of Termination; provided, however, that if the Committee has not, prior to the Date of Termination, approved the Participant’s target Annual Bonus for the fiscal year which includes the Date of Termination, then “Annual Bonus” shall mean the Participant’s target annual bonus for the fiscal year immediately preceding the fiscal year which includes the Date of Termination.
1.4“Arbitration Rules” has the meaning set forth in Section 10.8.
1.5“Benefit Continuation Period” means, for the Tier 1 Participant and Tier 2 Participants, a period of eighteen (18) months from the Date of Termination, and for Tier 3 Participants, a period of twelve (12) months from the Date of Termination.
1.6“Cause” means the occurrence of any of the following: (a) Participant’s material misconduct or neglect in the performance of Participant’s duties; (b) Participant’s commission of any felony; offense punishable by imprisonment in a state or federal penitentiary; any offense, civil or criminal, involving material dishonesty, fraud, moral turpitude or immoral conduct; or any crime of sufficient import to potentially discredit or adversely affect the Company’s ability to conduct its business in the normal course; (c) Participant’s material breach of the Company’s written Code of Conduct, as in effect from time to time; (d) Participant’s commission of any act that results in severe harm to the Company excluding any act taken by Participant in good faith that Participant reasonably believed was in the best interests of the Company; or (e) Participant’s material breach of any restrictive covenants agreement or any other agreement by and between Participant and the Company addressing confidentiality of Company information, non-competition with the Company and/or non-solicitation of the Company’s employees.
1.7“CEO” means the Chief Executive Officer of the Company.
1.8“Change in Control” means the first to occur of the following:
(a)any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities, provided, however, that a Change in Control shall not be deemed to occur if an employee benefit plan (or a trust forming a part thereof) maintained by the Company or Kevin Plank (including Kevin Plank’s immediate family members), directly or indirectly, become the beneficial owner, of more than fifty percent (50%) of the then-outstanding voting securities of the Company after such acquisition;
(b)a change in the composition of the Board occurring within a two-year period and as a result of which fewer than a majority of the Board are Incumbent Directors. For this purpose, “Incumbent Directors” shall mean (i) the directors of the Board as of the Effective Date, or (ii) the directors that are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);
(c)the consummation of a merger or consolidation of the Company with any other corporation or entity, other than a merger or consolidation which would result in (i) the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation in substantially the same proportion as prior to such merger or consolidation; or (ii) the directors of the Company immediately prior thereto continuing to represent at least fifty percent (50%) of the directors of the Company or such surviving entity immediately after such merger or consolidation; or
(d)the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets.
1.9“Code” means the Internal Revenue Code of 1986, as amended from time to time.
1.10“Committee” means the Human Capital and Compensation Committee of the Board.
1.11“Company” means Under Armour, Inc. and any successor(s) thereto or, if applicable, the ultimate parent of any such successor.
1.12“Date of Termination” means the effective date of Participant’s involuntary termination by the Company without Cause or Participant’s resignation for Good Reason. If the Participant’s employment is terminated by reason of death, the Date of Termination shall be the date of death of the Participant. If the Participant’s employment is terminated by reason of Disability, the Date of Termination shall be the Disability Effective Date (as defined below). Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Participant experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”
1.13“Disability” means the Participant’s physical or mental incapacity which would entitle the Participant to benefits under the Company long-term disability plan, regardless of whether the Participant is actually enrolled in such plan, as in effect immediately prior to the Change in Control (the date of determination of Participant’s Disability, the “Disability Effective Date”).
1.14“Effective Date” means November 3, 2022; provided, however, that in the case of any individual who would otherwise be a Participant under the Plan and is a party to a written change in control agreement with the Company or an Affiliate which provides severance benefits that precedes the Effective Date and which remains in effect on the Effective Date, then such individual shall become a Participant under this Plan on January 1, 2023.
1.15“Good Reason” means the occurrence of any of the following events: (a) a material diminishment in the scope of Participant’s duties or responsibilities with the Company or its Affiliates; (b) a material reduction in Participant’s Annual Base Salary, Annual Bonus or a material reduction in the aggregate benefits or perquisites; (c) a requirement that Participant relocate more than fifty (50) miles from Participant’s primary place of business as of the date of a Change in Control, or a significant increase in required travel as part of Participant’s duties and responsibilities with the Company or its Affiliates; (d) a failure by any successor to the Company to assume this Plan; or (e) a material breach by the Company of any of the terms of this Plan. Notwithstanding the foregoing, Participant must provide the Company with written notice setting forth in reasonable detail the facts and circumstances that constitute Good Reason within ninety (90) days of its first occurrence, and the Company shall have thirty (30) days after receipt of such notice to cure any Good Reason. If the facts and circumstances constituting Good Reason still exist at the end of such thirty (30) day period, the Participant’s resignation for Good Reason shall become effective on the date that is five (5) business days after the expiration of such cure period.
1.16“Participant” means any employee of the Company or its Affiliates (a) with the job title of Chief Executive Officer; Executive Vice President; Managing Director, Europe, Middle-East, and Africa (EMEA); or Managing Director, Asia-Pacific (APAC); or (b) who was designated as a Participant by resolution of the Committee; in each case as in effect immediately prior to a Change in Control. For the avoidance of doubt and notwithstanding any provision herein to the contrary, Kevin Plank shall not be eligible to participate in this Plan.
1.17“Plan” means this Under Armour, Inc. Executive Change in Control Severance Plan, as it may be amended from time to time.
1.18“Qualifying Termination” means Participant’s involuntary termination by the Company without Cause or Participant’s resignation for Good Reason, in either case, occurring on or within the two (2) year period following the Change in Control or within three (3) months before but in connection with or in anticipation of a Change in Control, and subject to Participant’s execution and non-revocation (as applicable) of the confidentiality, non-competition, non-solicitation and/or general release of claims agreements in substantially the form provided by the Company to all similarly situated Participants within the sixty (60) day period following the Qualifying Termination (individually and/or collectively, as applicable, the “Releases”). Any Participant with a Date of Termination that occurs after the two (2) year period following a Change in Control shall be deemed to have not undergone a Qualifying Termination. Notwithstanding any provision herein to the contrary, a termination of the Participant’s employment by reason of death or Disability shall not be a Qualifying Termination.
1.19“Severance Multiplier” means each of the following numbers: 2 for Tier 1 Participants, 1.5 for Tier 2 Participants, and 1 for Tier 3 Participants.
1.20“Tier 1 Participant” means a Participant who is the CEO immediately prior to a Change in Control.
1.21“Tier 2 Participant” means a Participant who is designated as an Executive Vice President or who is otherwise designated as a Tier 2 Participant by resolution of the Committee, in each case as in effect immediately prior to a Change in Control.
1.22“Tier 3 Participant” means a Participant who is designated as Managing Director, Europe, Middle East, and Africa (EMEA) or Managing Director, Asia-Pacific (APAC) or who is otherwise designated as a Tier 3 Participant by resolution of the Committee, in each case as in effect immediately prior to a Change in Control.
SECTION 3.
SEVERANCE BENEFITS

1.1Qualifying Termination.
If a Participant experiences a Qualifying Termination, the Company shall pay or provide to the Participant the following payments and benefits at the time or times set forth below, subject to Section 9:
(a)a lump sum payment in cash, subject to (other than in the case of the Accrued Obligations and Other Benefits) the Participant’s execution and non-revocation of the Releases, equal to the aggregate of the following amounts:
(i)the sum of (A) any earned and unpaid portion of the Participant’s Annual Base Salary through the Date of Termination, (B) any accrued and unpaid annual bonus earned by the Participant for the fiscal year prior to the fiscal year in which the Date of Termination occurs, and (C) any accrued and unused vacation pay or other paid time off in accordance with the Company’s policies then in effect, in each case, to the extent not theretofore paid (the sum of the amounts described in clauses (A), (B), and (C) shall be hereinafter referred to as the “Accrued Obligations”), payable within five (5) days following the Date of Termination (or earlier if required by applicable laws); and
(ii)the product of (A) the sum of (1) Participant’s Annual Base Salary, as in effect immediately prior to the Date of Termination, and (2) Participant’s Annual Bonus, as in effect immediately prior to the Date of Termination, and (B) the Severance Multiplier; payable as soon as practicable following the date of the Qualifying Termination and in any event, no later than the sixtieth (60th) day following the Qualifying Termination provided, that if such sixty (60) day period begins in one calendar year and ends in a second calendar year, the payment will be made in the second calendar year.
(b)Healthcare Benefits. If an election for continuation coverage under the group health plans of the Company and its Affiliates as described in Section 4980B of the Code (i.e., “COBRA” continuation benefits) is properly made, for the Benefit Continuation Period, the

Company shall continue to provide to the Participant (and the Participant’s dependents who were covered by healthcare benefit coverage pursuant to a plan sponsored by the Company or an Affiliate as of immediately prior to the Date of Termination, if any (the “eligible dependents”)), without any requirement for the Participant (or the eligible dependents) to pay a monthly premium, healthcare benefit coverage (including medical, prescription, dental, vision, basic life, and employee assistance program coverage); provided, however, that if the Participant becomes reemployed with another employer and is eligible to receive any of the types of healthcare benefits under another employer-provided plan, the Participant shall promptly notify the Company via electronic mail to Benefits@underarmour.com that the Participant has become eligible to receive healthcare benefits under another employer-provided plan and the Company shall no longer be obligated to pay the COBRA premium on behalf of the Participant or the Participant’s eligible dependent. For the avoidance of doubt, in such a case, the Participant (or eligible dependents) shall be permitted to continue the then remaining COBRA period (if any) at Participant’s sole cost and expense. Notwithstanding the foregoing, solely with respect to a Tier 1 Participant, in the event such Participant has completely exhausted coverage for his or her Benefit Continuation Period, then such Participant will receive a payment equal to one month’s COBRA premium beginning in the first month immediately following the end of such Benefit Continuation Period and which shall continue to be paid each month thereafter until the earlier of (i) the end of the six (6) month period following the end of the Benefit Continuation Period and (ii) the date that such Participant becomes reemployed with another employer and is eligible to receive any of the types of healthcare benefits under another employer-provided plan.
(c)Other Benefits. To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Participant any other amounts or benefits required to be paid or provided under any plan, program, policy or practice or contract or agreement of the Company and its Affiliates (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
(d)Chief Executive Officer. If the Participant is the CEO and following a Qualifying Termination, qualifies as eligible for severance pay and benefits under this Plan and the Under Armour, Inc. Executive Severance Program as in effect from time to time, then the Company shall pay the Participant the better of the two severance payments and benefits thereunder.
1.2Death; Disability.
If the Participant’s employment is terminated by reason of the Participant’s death or Disability during the two-year period beginning on the date of a Change in Control, the Company shall provide the Participant’s estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements and shall have no severance obligations under this Plan. The Accrued Obligations shall be paid to the Participant, or the Participant’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days after the Date of Termination (unless sooner required by applicable law).
1.3Treatment of Equity Awards.
(a)Any equity awards granted to Participant will be governed by the applicable plan or the applicable award agreement; provided, however, that if the applicable plan or the applicable award agreement does not specifically address the impact of a change in control, then unless otherwise expressly prohibited by the applicable plan or the applicable award agreement:

(i)any equity awards (including restricted stock units and stock options) that vest solely due to Participant’s continuous service over time shall fully vest on the Date of Termination;
(ii)any equity awards (including restricted stock units and stock options) that vest due to the achievement of one or more performance goals shall vest at the target level of performance on the Date of Termination.
(b)For the avoidance of doubt, this Plan is not intended to amend or otherwise enlarge any rights with respect to any applicable equity plan or the applicable equity award agreement which specifically addresses the impact of a change in control.
SECTION 4.
GOLDEN PARACHUTE EXCISE TAX

1.1In the event that the severance and other benefits provided for in this Plan or otherwise payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code (“280G Payments”), and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the 280G Payments will be either:
(a)delivered in full, or
(b)delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,
(c)whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in the 280G Payments is necessary so that no portion of such benefits are subject to the Excise Tax, reduction will occur in the following order: (i) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Section 280G of the Code); (ii) a pro rata reduction of (A) cash payments that are subject to Section 409A of the Code as deferred compensation and (B) cash payments not subject to Section 409A of the Code; (iii) a pro rata reduction of (A) employee benefits that are subject to Section 409A of the Code as deferred compensation and (B) employee benefits not subject to Section 409A of the Code; and (iv) a pro rata cancellation of (A) accelerated vesting equity awards that are subject to Section 409A as deferred compensation and (B) equity awards not subject to Section 409A of the Code. In the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of a Participant’s equity awards.
1.2A nationally recognized professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) will make any determination required under this Section 4. Such determinations will be made in writing by the Firm and any good faith determinations of the Firm will be conclusive and binding upon Participant and the Company. For purposes of making the calculations required by this Section 4, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Participant and the Company will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 4. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 4.
SECTION 5.
NONDUPLICATION; LEGAL FEES; NON-EXCLUSIVITY OF RIGHTS

1.1Nonduplication.
The amount of the payment under Sections 3.1(a)(ii) and 3.1(b) of this Plan will be offset and reduced by the full amount and/or value of any severance benefits, compensation and benefits provided during any notice period, pay in lieu of notice, mandated termination indemnities, or similar benefits that the Participant may separately be entitled to receive from the Company or any Affiliate based on any employment agreement or other contractual obligation (whether individual or union/works council) or statutory scheme. If a Participant’s employment is terminated because of a plant shut-down or mass layoff or other event to which the Worker Adjustment and Retraining Notification Act of 1988 or similar state law (collectively, “WARN”) applies, then the amount of the severance payment under Sections 3.1(a)(ii) and 3.1(b) of this Plan to which the Participant is entitled shall be reduced, dollar for dollar, by the amount of any pay provided to the Participant in lieu of the notice required by WARN, and the Benefits Continuation Period shall be reduced for any period of benefits continuation or pay in lieu thereof provided to Participant due to the application of WARN.
1.2Non-exclusivity of Rights.
Nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company or its Affiliates and for which the Participant may qualify, nor shall anything herein limit or otherwise affect such rights as a Participant may have under any other contract or agreement with the Company or any of its Affiliates. Amounts that are vested benefits or that a Participant and/or a Participant’s dependents are otherwise entitled to receive under any plan, policy, practice, program, agreement or arrangement of the Company or any of its Affiliates shall be payable in accordance with such plan, policy, practice, program, agreement or arrangement. Without limiting the generality of the foregoing, the Participant’s resignation under this Plan, with or without Good Reason, shall in no way affect the Participant’s ability to terminate employment by reason of the Participant’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Company or its Affiliates, including without limitation any retirement or pension plans or arrangements or substitute plans adopted by the Company, its Affiliates or their respective successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan.
SECTION 6.
AMENDMENT AND TERMINATION

The Plan may be terminated or amended in any respect by resolution adopted by the Committee; provided that, in connection with or in anticipation of a Change in Control, this Plan may not be terminated or amended in any manner that would adversely affect the rights or potential rights of Participants; provided, further, that following a Change in Control, this Plan shall continue in full force and effect and shall not terminate, expire or be amended until after all Participants who become entitled to any payments or benefits hereunder shall have received such payments and benefits in full pursuant to Section 3.
SECTION 7.
PLAN ADMINISTRATION

1.1General.
The Committee is responsible for the general administration and management of this Plan (the Committee acting in such capacity, the “Plan Administrator”) and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the provisions of this Plan and to determine all questions relating to eligibility for benefits under this Plan, to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate, and to make any findings of fact needed in the administration of this Plan. Following a Change in Control, the validity of any such interpretation, construction, decision, or finding of fact shall be given de novo review if challenged in court, by arbitration, or in any other forum, and such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Plan Administrator or characterization of any such decision by the Plan Administrator as final or binding on any party.
1.2Not Subject to ERISA.
This Plan does not require an ongoing administrative scheme and, therefore, is intended to be a payroll practice which is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). However, if it is determined that this Plan is subject to ERISA, (i) it shall be considered to be an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (a “top-hat plan”), and (ii) it shall be administered in a manner which complies with the provisions of ERISA that are applicable to top-hat plans.
1.3Indemnification.
To the extent permitted by law, the Company shall indemnify the Plan Administrator, whether the Committee or the Independent Committee, from all claims for liability, loss, or damage (including the payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with this Plan.
SECTION 8.
SUCCESSORS; ASSIGNMENT

1.1Successors.
The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under this Plan. As used in this Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, written agreement or otherwise.
1.2Assignment of Rights.
It is a condition of this Plan, and all rights of each person eligible to receive benefits under this Plan shall be subject hereto, that no right or interest of any such person in this Plan shall be assignable or transferable in whole or in part, except by will or the laws of descent and distribution or other operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.
SECTION 9.
SECTION 409A OF THE CODE

1.1General.
The obligations under this Plan are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent possible. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on a Participant pursuant to Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar or fiscal year of any payment under this Plan.
1.2Reimbursements and In-Kind Benefits.
Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including without limitation, where applicable, the requirement that (a) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Participant’s remaining lifetime (or during a shorter period specified in this Plan); (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a fiscal year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other fiscal year; (c) the reimbursement of an eligible fees and expenses shall be made no later than the last day of the fiscal year following the year in which the applicable fees and expenses were incurred; and

(d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
1.3Delay of Payments.
Notwithstanding any other provision of this Plan to the contrary, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any payment or benefit that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to be paid to such Participant under this Plan during the six-month period immediately following such Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of such Participant’s separation from service shall be accumulated and paid to such Participant with Interest (based on the rate in effect for the month in which the Participant’s separation from service occurs) on the first business day of the seventh month following the Participant’s separation from service (the “Delayed Payment Date”), to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Section 409A of the Code. If such Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his or her estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of such Participant’s death.
SECTION 10.
MISCELLANEOUS
1.1Controlling Law.
This Plan shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Maryland to be applied. In furtherance of the foregoing, the internal laws of the State of Maryland will control the interpretation and construction of this Plan, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.
1.2Withholding.
The Company may withhold from any amount payable or benefit provided under this Plan such federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.
1.3Gender and Plurals.
Wherever used in this Plan document, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.
1.4Plan Controls.

In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document controls. The captions in this Plan are not part of the provisions hereof and shall have no force or effect.
1.5Not an Employment Contract.
Neither this Plan nor any action taken with respect to it shall confer upon any person the right to continued employment with the Company.
1.6Notices.
(a)Any notice required to be delivered to the Company by a Participant hereunder shall be properly delivered to the Company when personally delivered to, or actually received through the U.S. mail by:
Chief Legal Officer and Corporate Secretary
Under Armour, Inc., 101 Performance Drive
Baltimore, MD 21230
(b)Any notice required to be delivered to the Participant by the Company hereunder shall be properly delivered to the Participant when the Company delivers such notice personally or by placing said notice in the U.S. mail registered or certified mail, return receipt requested, postage prepaid to that person’s last known address as reflected on the books and records of the Company.
1.7Severability.
If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of this Plan, and this Plan shall be construed and enforced as if such provision had not been included in this Plan.
1.8Arbitration of Disputes.
(a)Any disagreement, dispute, controversy or claim arising out of or relating to this Plan or the interpretation or validity hereof shall be settled exclusively and finally by arbitration.  It is specifically understood and agreed that any such disagreement, dispute or controversy which cannot be resolved between the parties, including without limitation any matter relating to interpretation of this Plan, may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such disagreement, dispute or controversy would otherwise be considered justiciable or ripe for resolution by a court or arbitral tribunal.
(b)The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (“AAA”).
(c)The arbitral tribunal shall consist of one arbitrator.  The parties to the arbitration jointly shall directly appoint such arbitrator within thirty (30) days of initiation of the arbitration.  If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the AAA as provided in the Arbitration Rules and shall be a person who (a) maintains his principal place of business within thirty (30) miles of the City of Baltimore and (b)

has substantial experience in executive compensation.  The parties shall each pay an equal portion of the fees, if any, and expenses of such arbitrator.
(d)The arbitration shall be conducted within thirty (30) miles of the City of Baltimore or in such other city in the United States of America as the parties to the dispute may designate by mutual written consent.
(e)At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of any opposing party.  No evidence of any witness shall be presented unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the dispute otherwise agree in writing or except under extraordinary circumstances where the interests of justice require a different procedure.
(f)Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding.  The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any court or tribunal.  The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction.
(g)Nothing herein contained shall be deemed to give the arbitral tribunal any authority, power, or right to alter, change, amend, modify, add to or subtract from any of the provisions of this Plan.
(h)If any dispute is not resolved within sixty (60) days from the date of the commencement of an arbitration, then the Company shall, at its option, elect to pay Participant either (a) within five (5) days after the end of such sixty (60)-day period, the amount or amounts which would have been payable to Participant had there been no dispute, subject to reimbursement to the extent consistent with the final disposition of the dispute or (b) following final disposition of the dispute, the amount determined in such final disposition to have been payable, together with Interest from the date when such sums were originally payable to the date of actual payment.  For purpose of this paragraph (viii) the term “Interest” means interest at a rate equal to the Company’s borrowing rate per annum, compounded monthly.
(i)Notwithstanding anything to the contrary in this Plan, the arbitration provisions set forth in this Section 10.8 shall be governed exclusively by the Federal Arbitration Act, Title 9, United States Code.
(j)If the Participant prevails in the arbitration concerning any substantial matter of this Plan or the rights and duties of any party hereunder, in addition to such other relief as may be granted, the Company shall reimburse the Participant for the Participant’s reasonable attorneys’ fees incurred by reason of such arbitration to the extent the attorneys’ fees relate to such substantial matter, and any such reimbursement payments shall be made no later than March 15 of the year following the year in which such arbitration award is final.